77-C
LMP Income Trust
LMP Short Duration Municipal Income Fund (N4Y4)


Results of a Special Meeting of Shareholders
On December 11, 2006, a Special Meeting of
Shareholders was held to vote on various proposals recently approved by the Funds Trustees.
The following tables provide the
number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposal:

1. Election of Trustees
		   		Authority
Nominees 	Votes For 	Withheld 	Abstentions
Elliott J. Berv 365,035,910.125 18,179,520.834 	79,651.540
A. Benton Cocanougher
		365,143,050.632 18,072,380.327 	79,651.540
Jane F. Dasher 	365,474,236.374 17,741,194.585 	79,651.540
Mark T. Finn 	365,356,889.167 17,858,541.792 	79,651.540
Rainer Greeven 	364,879,409.575 18,336,021.384 	79,651.540
Stephen Randolph Gross
		365,338,147.478 17,877,283.481 	79,651.540
Richard E. Hanson Jr.
		365,091,125.647 18,124,305.312 	79,651.540
Diana R. Harrington
		365,191,879.684 18,023,551.275 	79,651.540
Susan M. Heilbron
		365,177,838.276 18,037,592.683 	79,651.540
Susan B. Kerley 365,537,761.655 17,677,669.304 	79,651.540
Alan G. Merten 	365,398,053.174 17,817,377.785 	79,651.540
R. Richardson Pettit
		365,473,830.002 17,741,600.957 	79,651.540
R. Jay Gerken, CFA
		364,994,406.244 18,221,024.715 	79,651.540
On January 29, 2007, a Special Meeting of
Shareholders was held to vote at a Fund level on various proposals recently approved by the Funds
Trustees. The following tables
provide the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the following proposals:

1. Agreement and Plan of Reorganization

			  	Votes 	      			Broker
Items Voted On 	Votes For 	Against 	Abstentions 	Non-Votes

Reorganize as Corresponding Series of an
Existing Trust 31,563,406.961 	5,282,000.965 	211,665.367 	1,831,652.040

2. Revise Fundamental Investment Policies

				Votes 				Broker
Items Voted On 	Votes For 	Against 	Abstentions 	Non-Votes
Borrowing Money 31,547,684.889 	5,265,245.310 	244,143.094 	1,831,652.040
Underwriting 	31,595,884.687 	5,249,523.239 	211,665.367 	1,831,652.040
Lending 	31,442,159.155 	5,297,723.037 	317,191.101 	1,831,652.040
Issuing Senior Securities
		31,438,098.310 	5,301,783.882 	317,191.101 	1,831,652.040
Real Estate 	31,442,159.155 	5,387,526.700 	227,387.438 	1,831,652.040
Commodities 	31,422,376.238 	5,265,245.310 	369,451.745	1,831,652.040
Concentration 	31,422,376.238 	5,297,723.037 	336,974.018 	1,831,652.040